Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter Financial Results

PITTSBURGH, February 19, 2015 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for full year and fourth quarter 2014. The Bank recorded net income of $255.8 million for the year 2014 and $64.3 million for the fourth quarter. The Board of Directors declared a quarterly dividend of 4.00 percent annualized. In addition, the Board declared a special dividend of 2.50 percent, payable to each stockholder based on their average stock for the full year.

“Our cooperative is strong,” said Winthrop Watson, president and chief executive officer. “We have achieved record earnings, which support an attractive return to our stockholders and a significant contribution to affordable housing.”

Operating Results

The Bank’s net income for 2014 totaled $255.8 million, compared to $147.8 million for 2013. This $108.0 million increase was primarily driven by higher net interest income, gains on litigation settlements (net of legal fees and expenses) and net gains on trading securities, partially offset by net losses on derivatives and hedging activities. Net interest income was $283.1 million for 2014, an increase of $88.0 million from $195.1 in 2013, primarily due to lower interest expense on consolidated obligation bonds and higher interest income on advances and prepayment fees on advances. In 2014, the Bank recorded $70.9 million in gains on the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in private-label mortgage-backed securities (MBS), compared to $1.5 million in 2013. Net gains on trading securities were $22.4 million for 2014, an increase of $27.0 million compared to a net loss of $4.6 million in 2013. Net losses on derivatives and hedging activities were $37.5 million in 2014, a decrease of $67.7 compared to a net gain of $30.2 million in 2013. Performance in 2014 allowed the Bank to set aside $28.4 million for affordable housing programs.

For the fourth quarter of 2014, net income was $64.3 million, compared to $43.7 million in the fourth quarter of 2013. This $20.6 million increase was primarily driven by net interest income, gains on litigation settlements (net of legal fees and expenses), and net gains on trading securities, partially offset by net losses on derivatives and hedging activities. Net interest income for the fourth quarter of 2014 was $82.7 million, an increase of $22.6 million from $60.1 million in the fourth quarter of 2013, primarily due to higher interest income on advances, prepayment fees on advances and lower interest expense on consolidated obligation bonds, partially offset by lower interest income on mortgage loans held for portfolio. In the fourth quarter of 2014, the Bank recorded $20.2 million in a gain on the resolution of litigation (net of legal fees and expenses) related to matters arising from investment the Bank made in private-label MBS; there was no such gain in the fourth quarter of 2013. Net gains on trading securities were $5.9 million in the fourth quarter of 2014, compared to a net loss of $5.0 million in the fourth quarter of 2013. Net losses on derivatives and hedging activities were $19.0 million in the fourth quarter of 2014, compared to a net gain of $16.1 million in the fourth quarter of 2013.

Balance Sheet Highlights

At December 31, 2014, total assets were $85.7 billion, an increase of $15.0 billion from $70.7 billion at December 31, 2013, primarily due to increased advances. Advances totaled $63.4 billion at December 31, 2014, an increase of $13.2 billion compared to $50.2 billion at December 31, 2013.

Total capital at December 31, 2014, was $4.0 billion, up from $3.7 billion at December 31, 2013. This increase was primarily driven by higher retained earnings. Total retained earnings were $837.5 million at December 31, 2014, an increase of $151.8 million from $685.7 million at December 31, 2013. Total retained earnings at December 31, 2014, included $111.2 million of restricted retained earnings. At December 31, 2014, FHLBank Pittsburgh had total regulatory capital of $3.9 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 4.00 percent. The dividend will be calculated on stockholders’ average balances during the period October 1, 2014, to December 31, 2014, and credited to stockholders’ accounts on Friday, February 20, 2015. The Board of Directors also declared a special dividend equal to an annual yield of 2.50 percent. This special dividend will be calculated on stockholders’ average capital stock during the period January 1, 2014, to December 31, 2014, and credited to stockholders’ accounts on Monday, February 23, 2015.

As set forth in Form 8-K filed on February 12, 2015, the Bank has agreed with certain defendants to settle its claims against them arising out of certain investments the Bank made in private-label MBS. This will be reflected in the Bank’s March 31, 2015 financial statements.

Detailed financial information regarding 2014 results will be available in FHLBank Pittsburgh’s 2014 Annual Report on Form 10-K, which the Bank anticipates filing around March 12, 2015. Detailed financial information regarding the first nine months of 2014 is available in the Bank’s 2014 Quarterly Reports on Form 10-Q and detailed information regarding 2013 is available in the 2013 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2014	December 31, 2013
ASSETS:
Cash and due from banks	$2,451.1	$3,121.3
Federal funds sold	4,585.0	2,875.0
Trading securities	281.0	239.2
Available-for-sale securities	8,408.8	6,757.7
Held-to-maturity securities	3,246.8	3,995.5
Advances	63,408.4	50,247.5
Mortgage loans held for portfolio, net of allowance for credit losses of $7.3 and $11.4, respectively	3,123.3	3,224.1
All other assets	172.7	210.6

Total assets	$85,677.1	$70,670.9

LIABILITIES:
Consolidated obligations, net	$80,772.6	$65,934.6
All other liabilities	901.5	1,044.1

Total liabilities	81,674.1	66,978.7

CAPITAL:
Capital stock	3,041.0	2,962.2
Retained earnings	837.5	685.7
Accumulated other comprehensive income	124.5	44.3

Total capital	4,003.0	3,692.2

Total liabilities and capital	$85,677.1	$70,670.9

	For the three months		For the year ended
	ended December 31,		December 31,
Condensed Statement of Income	2014	2013	2014	2013
Total interest income	$165.5	$151.0	$626.1	$596.5
Total interest expense	82.8	90.9	343.0	401.4

Net interest income	82.7	60.1	283.1	195.1

Provision (benefit) for credit losses	(0.2)	0.2	(4.1)	(1.8)

Gains on litigation settlements, net	20.2	—	70.9	1.5

All other income (loss)	(7.9)	15.0	4.7	46.0

All other expense	23.8	26.3	78.6	80.0

Income before assessments	71.4	48.6	284.2	164.4

Affordable Housing Program assessment	7.1	4.9	28.4	16.6

Net income	$64.3	$43.7	$255.8	$147.8